Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Reports Third Quarter 2019 Results

JERSEY CITY, NJ, Wednesday, October 30, 2019 -- Bel Fuse Inc. (Nasdaq: BELFA and BELFB) today announced preliminary financial results for the third quarter of 2019.

Third Quarter 2019 Highlights

•	Net sales of $124.5 million, down 15% from Q3-18
•	Gross profit margin of 18.0%, down from 19.9% in Q3-18
•	Non-cash goodwill impairment charge of $8.9 million, as market weakness impacted North America segment
•	Generated cash flow from operating activities of $11.1 million

Non-GAAP financial measures, such as Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA, exclude the impact of a non-cash goodwill impairment charge, a gain on sale of property, costs associated with ERP system implementation costs and restructuring charges. Please refer to the financial information included with this press release for reconciliations of GAAP financial measures to Non-GAAP financial measures and our explanation of why we present Non-GAAP financial measures.

CEO Comments

Daniel Bernstein, President and CEO, said, “Our third quarter sales were generally in line with our expectations for the quarter as our customers and channel partners continue to work through inventory on hand.  Bel's gross profit margin improved sequentially from the second quarter of 2019 largely due to the realization of cost savings from our recent restructuring programs.  During the first nine months of 2019, we implemented cost savings measures that are expected to result in total annualized cost savings of $4.6 million, primarily within cost of sales. We began to realize the benefits of approximately half of this amount in the third quarter of 2019, with the balance expected to be realized starting in the fourth quarter.

“Material costs, while still higher as a percent of sales compared to the third quarter of 2018, have started to normalize from the level seen in the second quarter of 2019.  We also introduced temporary cost containment measures within SG&A during the third quarter, which accounted for $0.9 million of the decline from last year's third quarter. Despite the ongoing geopolitical uncertainty impacting our business, our various cost savings initiatives implemented earlier in 2019 provided meaningful sequential gross margin expansion from the second quarter to the third quarter of 2019.

"Looking to the fourth quarter, we are continuing our efforts to align costs with current business levels. Actions are currently underway related to further restructuring efforts identified in Asia, and these are expected to yield incremental annualized cost savings of $1.1 million beginning in the first quarter of 2020. From a business development perspective, our recent efforts have focused on targeted areas within military and commercial aerospace applications for our harsh environment connectivity products, as well as within industrial and high-performance computing applications for our power products. These are areas of strength for Bel, both in product development and manufacturing capability, where we anticipate sustained long-term growth as evidenced by recent project wins. We have also introduced 680 new custom and standard part numbers through our distribution channel throughout 2019 as we work closely with our distribution partners, particularly in the e-catalog space, allowing us to increase the breadth of inventory available through our partners.” concluded Mr. Bernstein.

Financial Summary

All comparative percentages are on a year-over-year basis, unless otherwise noted.

Third Quarter 2019 Results

Net Sales

Net sales were $124.5 million, down $22.0 million, or 15.0%, from last year’s third quarter.

•	By geographic segment: Europe sales were down by 16.0%, North America sales declined by 6.9% and Asia sales were lower by 25.4%.
•	By product group: Connectivity Solutions sales declined by 8.2%, Magnetic Solutions sales were lower by 25.1% and Power Solutions and Protection sales were down by 10.4%.

Gross Profit

Gross profit margin decreased to 18.0%, from 19.9% in the third quarter of 2018, primarily due to higher material costs in the third quarter of 2019, partially offset by savings realized from restructuring initiatives and other cost containment measures implemented earlier in 2019 and a reduction in labor costs in Asia due to appreciation of the U.S. Dollar versus the Renminbi as compared to the third quarter of 2018.

Selling, General and Administrative Expenses (SG&A)

SG&A expenses were $17.9 million, down $0.8 million from the third quarter of 2018. Included within SG&A expenses is a foreign exchange gain of $0.6 million in the third quarter of 2019 compared to a foreign exchange gain of $1.5 million in the third quarter of 2018.  Excluding the effects of foreign exchange gains, SG&A expense was down $1.7 million in the third quarter of 2019 as compared to the same period of 2018, a result of lower legal and professional fees and other cost containment efforts.

Impairment of Goodwill

As a result of factors identified in the third quarter, the Company performed an interim test related to its goodwill and intangible assets. As a result of the interim test, the Company recorded a non-cash goodwill impairment charge related to its North America operating segment in the third quarter of 2019 in the amount of $8.9 million.

Operating (Loss) Income

Operating (loss) income was $(4.6) million, down from $10.5 million in the third quarter of 2018, with an operating margin of -3.7% compared to 7.2% in the third quarter of 2018.

Income Taxes

The provision (benefit) for income taxes was $0.6 million in the third quarter of 2019, compared to $(2.2) million in the same period of 2018.  This resulted in an effective tax rate of -10.0% during the third quarter of 2019, compared to an effective tax rate of -24.1% during the same quarter last year.  The effective tax rate for the third quarter of 2019 reflects a reduction in GILTI tax as compared to the same quarter of 2018.  The effective tax rate for the third quarter of 2018 was favorably impacted by a measurement period adjustment of $2.6 million related to the transition tax.

Net (Loss) Earnings

The above factors resulted in net loss of $(6.5) million in the third quarter of 2019 as compared with net earnings of $11.4 million in the third quarter of 2018.

Nine Months Ended September 30, 2019 Results

Net Sales

Net sales were $377.3 million, down $28.2 million, or 6.9%, from the same period of 2018.

•	By geographic segment, Europe sales were down by 4.1%, North America sales declined by 1.9% and Asia sales were lower by 15.6%.
•	By product group, Power Solutions and Protection sales were down by 1.0%, Connectivity Solutions sales declined by 6.4% and Magnetic Solutions sales were lower by 13.2%.

Gross Profit

Gross profit margin decreased to 17.5%, from 19.6% in the same period of 2018, primarily due to higher material costs in 2019, partially offset by a reduction in labor costs in Asia due to a 5% appreciation of the U.S. Dollar versus the Renminbi as compared to the same period of 2018.

Selling, General and Administrative Expenses (SG&A)

SG&A expenses were $56.5 million, down from $57.7 million in the same period of 2018. Factors contributing to the lower SG&A expense in the 2019 period were lower legal and professional fees and a reduction in sales and marketing expenses from the 2018 period. These reductions were partially offset by a $1.9 million unfavorable swing in foreign exchange rates (a gain of $0.5 million in the first nine months of 2019 compared to a foreign exchange gain of $2.4 million in the first nine months of 2018).

Operating Income

Operating income was $3.1 million, down from $21.6 million in the same period of 2018, with an operating margin of 0.8% compared to 5.3% in the same period of 2018.

Income Taxes

The provision for income taxes was $1.0 million in the 2019 period as compared with $0.5 million during the same period of 2018.  This resulted in an effective tax rate of -78.2% during the 2019 period, compared to 3.0% during the same period last year.  The change in the effective tax rate is primarily attributable to the same factors noted above related to the third quarter, as well as the impact from permanent tax differences on U.S. tax-exempt activities during the first quarter of 2019.

Net (Loss) Earnings

The above factors, in addition to the goodwill impairment charge recorded during the third quarter of 2019, resulted in net loss of $(2.4) million in the first nine months of 2019 as compared with net earnings of $16.7 million in the same period of 2018.

Balance Sheet Data

As of September 30, 2019, working capital was $191.5 million, including $64.8 million of cash and cash equivalents with a current ratio of 3.2-to-1.  In comparison, as of December 31, 2018, working capital was $184.5 million, including $53.9 million of cash and cash equivalents with a current ratio of 2.7-to-1.  Total debt at September 30, 2019, net of deferred financing costs, declined to $112.3 million as compared to $114.2 million at December 31, 2018, primarily due to $2.2 million of debt repayments made during the first nine months of 2019.

Conference Call

Bel has scheduled a conference call at 11:00 a.m. ET today.  To participate in the conference call, investors should dial 800-263-0877, or 323-794-2094 if dialing internationally. The presentation will additionally be broadcast live over the Internet and will be available at https://ir.belfuse.com/events-and-presentations. The webcast will be available via replay for a period of 20 days at this same Internet address.  For those unable to access the live call, a telephone replay will be available at 844-512-2921, or 412-317-6671 if dialing internationally, using access code 1305472 after 2:00 p.m. ET, also for 20 days.

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements

Non-historical information contained in this press release (including the statements regarding anticipated cost savings, alignment of costs with anticipated business levels, restructuring efforts in Asia and long-term sales growth) are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results could differ materially from Bel's projections. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating previously acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; our ongoing evaluation of the consequences of the U.S. Tax Cuts and Jobs Act; the impact of changes to U.S. trade and tariff policies; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties impacting our business, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

Non-GAAP Financial Measures

The non-GAAP measures identified in this press release as well as in the supplementary information to this press release (Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA) are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.  We present results adjusted to exclude the effects of certain unusual or special items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods.  We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Website Information

We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, otherwise non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

[Financial tables follow]

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Net sales	$124,479	$146,489	$377,284	$405,451
Cost of sales	102,021	117,282	311,382	326,096
Gross profit	22,458	29,207	65,902	79,355
As a % of net sales	18.0%	19.9%	17.5%	19.6%

Selling, general and administrative expenses	17,909	18,691	56,472	57,690
As a % of net sales	14.4%	12.8%	15.0%	14.2%
Impairment of goodwill	8,891	-	8,891	-
Restructuring charges	281	17	1,651	62
Gain on sale of property	-	-	(4,257)	-

(Loss) Income from operations	(4,623)	10,499	3,145	21,603
As a % of net sales	-3.7%	7.2%	0.8%	5.3%

Interest expense	(1,305)	(1,391)	(4,126)	(3,917)
Other income (expense), net	28	43	(361)	(479)
(Loss) Earnings before benefit for income taxes	(5,900)	9,151	(1,342)	17,207

Provision for (benefit from) income taxes	590	(2,201)	1,049	523
Effective tax rate	-10.0%	-24.1%	-78.2%	3.0%
Net (loss) earnings	$(6,490)	$11,352	$(2,391)	$16,684
As a % of net sales	-5.2%	7.7%	-0.6%	4.1%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,173	2,175	2,174	2,175
Class B common shares - basic and diluted	10,139	9,972	10,113	9,891

Net (loss) earnings per common share:
Class A common shares - basic and diluted	$(0.51)	$0.89	$(0.20)	$1.31
Class B common shares - basic and diluted	$(0.53)	$0.94	$(0.19)	$1.40

(1) The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$64,816	$53,911
Accounts receivable, net	79,110	91,939
Inventories	110,209	120,068
Other current assets	23,926	24,591
Total current assets	278,061	290,509
Property, plant and equipment, net	42,470	43,932
Right-of-use assets	16,296	-
Goodwill and other intangible assets, net	68,287	82,506
Other assets	29,231	26,577
Total assets	$434,345	$443,524

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$38,890	$56,171
Current portion of long-term debt	4,743	2,508
Operating lease liability, current	6,039	-
Other current liabilities	36,853	47,351
Total current liabilities	86,525	106,030
Long-term debt	107,588	111,705
Operating lease liability, long-term	10,713	-
Other liabilities	58,878	49,319
Total liabilities	263,704	267,054
Stockholders' equity	170,641	176,470
Total liabilities and stockholders' equity	$434,345	$443,524

(1) The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP Net (Loss) Earnings to EBITDA and Adjusted EBITDA(2)
(in thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

GAAP Net (loss) earnings	$(6,490)	$11,352	$(2,391)	$16,684
Interest expense	1,305	1,391	4,126	3,917
Provision for (benefit from) income taxes	590	(2,201)	1,049	523
Depreciation and amortization	4,049	4,417	12,265	13,738
EBITDA	$(546)	$14,959	$15,049	$34,862
% of net sales	-0.4%	10.2%	4.0%	8.6%

Unusual or special items:
Impairment of goodwill	8,891	-	8,891	-
Gain on sale of property	-	-	(4,257)	-
ERP system implementation consulting costs	242	291	1,617	1,489
Restructuring charges	281	17	1,651	62

Adjusted EBITDA	$8,868	$15,267	$22,951	$36,413
% of net sales	7.1%	10.4%	6.1%	9.0%

(1) The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included Non-GAAP financial measures, including Non-GAAP net (loss) earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under GAAP, to aid in comparisons with other periods. We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP Measures to Non-GAAP Measures(2)
(in thousands, unaudited)

The following tables detail the impact of certain unusual or special items had on the Company's net (loss) earnings per common Class A and Class B basic and diluted shares ("EPS") and the line items these items were included on the condensed consolidated statements of operations.

	Three Months Ended September 30, 2019					Three Months Ended September 30, 2018
Reconciling Items	(Loss) earnings before taxes	Provision for income taxes	Net (loss) earnings	Class A EPS(3)	Class B EPS(3)	Earnings before taxes	(Benefit from) provision for income taxes	Net earnings	Class A EPS(3)	Class B EPS(3)

GAAP measures	$(5,900)	$590	$(6,490)	$(0.51)	$(0.53)	$9,151	$(2,201)	$11,352	$0.89	$0.94
Items included in SG&A expenses:
ERP system implementation consulting costs	242	42	200	0.02	0.02	291	55	236	0.02	0.02
Transition tax, measurement period adjustment	-	-	-	-	-	-	2,628	(2,628)	(0.21)	(0.22)
Impairment of goodwill	8,891	368	8,523	0.66	0.70	-	-	-	-	-
Restructuring charges	281	39	242	0.02	0.02	17	3	14	-	-
Non-GAAP measures	$3,514	$1,039	$2,475	$0.19	$0.20	$9,459	$485	$8,974	$0.70	$0.75

	Nine Months Ended September 30, 2019					Nine Months Ended September 30, 2018
Reconciling Items	(Loss )earnings before taxes	Provision for income taxes	Net (loss) earnings	Class A EPS(3)	Class B EPS(3)	Earnings before taxes	Provision for income taxes	Net earnings	Class A EPS(3)	Class B EPS(3)

GAAP measures	$(1,342)	$1,049	$(2,391)	$(0.20)	$(0.19)	$17,207	$523	$16,684	$1.31	$1.40
Items included in SG&A expenses:
ERP system implementation consulting costs	1,617	301	1,316	0.10	0.11	1,489	280	1,209	0.10	0.10
Transition tax, measurement period adjustment	-	-	-	-	-	-	2,628	(2,628)	(0.21)	(0.22)
Impairment of goodwill	8,891	368	8,523	0.67	0.70	-	-	-	-	-
Gain on sale of building	(4,257)	(979)	(3,278)	(0.26)	(0.27)	-	-	-	-	-
Restructuring charges	1,651	280	1,371	0.11	0.11	62	12	50	-	-
Non-GAAP measures	$6,560	$1,019	$5,541	$0.42	$0.46	$18,758	$3,443	$15,315	$1.20	$1.28

(1) The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included Non-GAAP financial measures, including Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under GAAP, to aid in comparisons with other periods. We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

(3) Individual amounts of earnings per share may not agree to the total due to rounding.